Exhibit 23.2

CONSENT OF HOULIHAN CAPITAL ADVISORS, LLC

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our valuation report dated December 31, 2011 relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of December 31, 2011, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in the above-referenced Registration Statement.

Houlihan Capital Advisors, LLC

April 3, 2012